UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(AMENDMENT NO. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MICROSEMI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2110371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2381 Morse Ave., Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 221-7100

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.20 per share

and

Preferred Stock, par value $1.00 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Company originally registered the Common Stock and the Preferred Stock under Section 12(g) of the Securities Exchange Act of 1934 on a Form 10 filed March 16, 1979. The description of capital stock that was reported in Item 12 of the Company’s Form 10 filed March 16, 1979, as amended on a Form 10/A filed on December 29, 2000, is further amended and restated in its entirety as follows.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 100,000,000 shares of Common Stock, $.20 par value per share (“Common Stock”).

We are authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value per share (the “Preferred Stock”). As of January 30, 2006, no shares of Preferred Stock were issued or outstanding.

Common Stock

Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. There are no conversion rights or redemption rights with respect to shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. On our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive pro rata our net assets remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of Preferred Stock. The Board of Directors can issue or reserve additional Common Stock without the approval of stockholders, subject to stockholder approval requirements that may apply in some exceptional circumstances from time to time. The Company can issue Common Stock at prices and for considerations that the Board of Directors approves. The Common Stock is presently quoted on the Nasdaq National Market under the symbol “MSCC.”

Stock Splits

On July 31, 2001, we declared a two-for-one stock split of our Common Stock effected by way of a Common Stock dividend payable to the stockholders of record as of the close of business on August 14, 2001. Stockholders received one additional share of Common Stock for every one share held as of the record date. The dividend was distributed as of the close of business on August 28, 2001. The ex-dividend date was August 29, 2001. As a result of the stock split, we issued 14,115,227 shares of our Common Stock. Upon completion of the stock split, the total number of outstanding shares of our Common Stock was approximately 28,230,454.

On January 26, 2004, we declared a second two-for-one stock split of our Common Stock effected by means of a Common Stock dividend payable to the stockholders of record as of the close of business on February 6, 2004. Stockholders received one additional share of Common Stock for every one share held as of the record date. The dividend was distributed as of the close of business on February 20, 2004. The ex-dividend date was February 23, 2004. As a result of the stock split, we issued 29,603,287 shares of our Common Stock. Upon completion of the stock split, the total number of outstanding shares of our Common Stock was approximately 59,206,574.

The cumulative effect of the Company’s stock splits declared on July 31, 2001, and January 26, 2004, respectively (the “Stock Splits”), has been an approximately fourfold increase in the number of shares outstanding of our Common Stock. As of January 6, 2006, 64,844,529 shares of Common Stock were issued and outstanding. Additional shares of authorized and unissued Common Stock are committed or reserved for future issuances.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Mellon Investor Services LLC, 400 South Hope Street, 4th Floor, Los Angeles, California 90071, Attention: Stock Transfer Administration.

Preferred Stock

Our Board of Directors, pursuant to the Certificate of Incorporation, is authorized to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-takeover effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

The Board of Directors has designated a series of 100,000 shares of Preferred Stock known as the Series A Junior Participating Preferred Stock. That series is registered under Section 12(g) of the Securities Exchange Act of 1934 on a Form 8-A filed December 29, 2000, as amended on a Form 8-A/A filed on January 30, 2006, which supplements and is not superseded by this Form 10/A. There currently remain 900,000 shares of Preferred Stock that remain undesignated.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date on which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two- thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Shareholder Rights Plan

Each outstanding share of Common Stock (as adjusted for the Stock Splits and subject to future adjustments and redemption) includes one-quarter (1/4) of one Right to purchase 0.00025 of one whole share of Series A Junior Participating Preferred Stock. Under certain circumstances, the rights entitle the holders to acquire shares of Common Stock of the Company or a successor company at a discounted price. Such rights become null and void as to Common Stock held or transferred by any person that, together with its affiliates, acquires 20% or more (as adjusted for the Stock Splits and subject to future adjustments) of the outstanding Common Stock or makes an offer to purchase Common Stock and would thereby acquire aggregate ownership 30% or more (as adjusted for the Stock Splits and subject to future adjustments) of the outstanding Common Stock, unless the Board of Directors of the Company approves the transaction. Therefore, as to such an acquiring person, such rights are dilutive. The Rights will not trade separately from the Common Stock unless and until certain events occur. The Shareholder Rights Plan has a potential anti-takeover effect because the triggering of the rights in accordance with the Rights Agreement may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

The Rights and the Series A Junior Participating Preferred Stock are further described in the Company’s Form 8-A/A Amendment No. 1 filed on January 30, 2006 with the Securities and Exchange Commission, which is incorporated herein by this reference.

Executive Change of Control Agreements

The Company has entered into retention agreements with six (6) executive officers intended to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after the Company notifies the executive of an intention to terminate that agreement. The terms of each agreement provide that, in the event of a change of control, as defined therein, and the subsequent termination of the executive’s employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the “Multiplier”) times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period.

APPLICABLE MULTIPLIER

Termination

	Involuntary	Good Reason	Voluntary
James J. Peterson	2	2	*
David R. Sonksen	2	2	*
Ralph Brandi	2	2	NA
John Holtrust	1	1	NA
James H. Gentile	1	1	NA
Steven G. Litchfield	1	1	NA

*	The Multiplier is the greater of one (1) or the sum of three plus the number of years of service of the executive, all divided by twelve. Presently Mr. Peterson has 6 years of service (a Multiplier of 1) and Mr. Sonksen has 18 years of service (a Multiplier of 1.8333). In any case, the Multiplier cannot exceed two (2).

Additionally: (i) all options that the executive has received under any option plans will remain exercisable for a number of years equal to the Multiplier; (ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued at the time of a termination under the Company’s compensation plans.

Upon an involuntary termination or a termination for “Good Reason,” in either case only following a change of control, all of the executive’s unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code (“Code”), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Mr. Sonksen’s current agreement restates and supersedes a similar agreement entered into in 1997. These agreements have a potential anti-takeover effect because if a change in control occurs, the Company may incur the additional costs described above, which could adversely affect the price an acquiror would be willing to pay for our Common Stock.

Item 15.	Financial Statements and Exhibits.

	(a)	None.

	(b)	3	Bylaws of the Registrant. Previously filed in the Registrant’s Registration Statement on Form S-2 (No. 33-3845) filed on March 6, 1986 and incorporated herein by reference.*

		3.1	Amended and Restated Certificate of Incorporation of the Registrant effective August 9, 2001. Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 29, 2001.*

		3.2	Certificate of Designation of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the registrant. Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

		3.3	Certificate of Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock. Previously filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-Kfiled on December 16, 2005 and incorporated herein by reference.

		4.1	Specimen certificate for the shares of common stock of Microsemi including legend regarding the Rights pursuant to the Rights Agreement. Previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 and incorporated herein by reference.

		4.2	Rights Agreement dated December 22, 2000 between the Registrant and Mellon Investor Services, LLC, as Rights Agent, and the exhibits thereto. Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

		4.2.1	Amendment No. One dated December 16, 2005 to Rights Agreement dated December 22, 2000 between the Registrant and Mellon Investor Services, LLC, as Rights Agent. Previously filed as Exhibit 4.2.1 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005.

		10.87	Agreement dated January 12, 2001 between James J. Peterson and the Registrant. Previously filed as Exhibit 10.87 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2001 and incorporated herein by reference.*

		10.88	Agreement dated January 12, 2001 between David R. Sonksen and the Registrant. Previously filed as Exhibit 10.88 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2001 and incorporated herein by reference.*

10.93	Form of Executive Retention Agreement.

Date	Executive	Potential Payout as a Multiple of Pay (marked with “X”‘s)
10/15/04	Ralph Brandi	Two (2)
10/15/04	John Holtrust	One (1)
10/15/04	James Gentile	One (1)
10/15/04	Steven Litchfield	One (1)

Previously filed as Exhibit 10.93 to the Registrant’s Current Report on Form 8-K filed on September 24, 2004 and incorporated herein by reference.*

20.1

Letter to Stockholders dated December 22, 2000 and attached Summary of Shareholder Rights Plan. Previously filed as Exhibit 20.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

99.1	News Release dated December 22, 2000. Previously filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

*	Indicates that the exhibit contains a management compensatory plan or Arrangement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MICROSEMI CORPORATION (Registrant)

Date: January 30, 2006	By:	/s/ David R. Sonksen,
David R. Sonksen, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Ex. No.	Description
3	Bylaws of the Registrant. Previously filed in the Registrant’s Registration Statement on Form S-2 (No. 33-3845) filed on March 6, 1986 and incorporated herein by reference.*

3.1	Amended and Restated Certificate of Incorporation of the Registrant effective August 9, 2001. Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 29, 2001.*

3.2	Certificate of Designation of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Registrant. Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

3.3	Certificate of Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock. Previously filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 and incorporated herein by reference.

4.1	Specimen certificate for the shares of Common Stock of Microsemi including legend regarding the Rights under the Rights Agreement. Previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005 and incorporated herein by reference.

4.2	Rights Agreement dated December 22, 2000 between the Registrant and Mellon Investor Services LLC, as Rights Agent, and the exhibits thereto. Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

4.2.1	Amendment No. One dated December 16, 2005 to Rights Agreement dated December 22, 2000 between the Registrant and Mellon Investor Services LLC, as Rights Agent. Previously filed as Exhibit 4.2.1 to the Registrant’s Annual Report on Form 10-K filed on December 16, 2005.

10.87	Agreement dated January 12, 2001 between James J. Peterson and the Registrant. Previously filed as Exhibit 10.87 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2001 and incorporated herein by reference.*

10.88	Agreement dated January 12, 2001 between David R. Sonksen and the Registrant. Previously filed as Exhibit 10.88 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2001 and incorporated herein by reference.*

10.93	Form of Executive Retention Agreement.

Date	Executive	Potential Payout as a Multiple of Pay (marked with “X”s)

10/15/04	Ralph Brandi	Two (2)
10/15/04	John Holtrust	One (1)
10/15/04	James Gentile	One (1)
10/15/04	Steven Litchfield	One (1)

Previously filed as Exhibit 10.93 to the Registrant’s Current Report on Form 8-K filed on September 24, 2004 and incorporated herein by reference.*

20.1	Letter to Stockholders dated December 22, 2000 and its attached Summary of Shareholder Rights Plan. Previously filed as Exhibit 20.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

99.1	News Release dated December 22, 2000. Previously filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A filed on December 29, 2000 and incorporated herein by reference.

*	Indicates that the exhibit contains a management compensatory plan or arrangement.